Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 25, 2018 (this “Agreement”), by and between Albertsons Companies, LLC, a Delaware limited liability company (the “Merging Company”), and Albertsons Companies, Inc., a Delaware corporation (“ACI”). The Merging Company and ACI are sometimes hereinafter together referred to as the “Constituent Entities”.

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the sole member of the Merging Company, on the one hand, and the board of directors of ACI, on the other hand, have approved the merger of the Merging Company with and into ACI, with ACI continuing as the surviving corporation (the “Merger”); and

WHEREAS, the sole member of the Merging Company and the board of directors of ACI have approved and adopted this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:

ARTICLE I

The Merger

1.01. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), the Merging Company shall be merged with and into ACI in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “Act”), and the separate existence of the Merging Company shall cease and ACI shall continue as the surviving corporation under the laws of the State of Delaware (the “Surviving Corporation”).

(b) The Merger shall be effected by the filing of a duly executed Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger shall become effective as of 12:01 AM Eastern Standard Time on February 25, 2018, such time is herein referred to as the “Effective Time”.

(c) At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges and powers of each of the Constituent Entities, and all property, real, personal and mixed, and all debts due to either of the Constituent Entities, as well as all other things and causes of action belonging to each of the Constituent Entities, shall remain vested in the Surviving Corporation and shall be the property of the Surviving Corporation, and the title to any real property vested by deed or otherwise in the Constituent Entities shall not revert or be in any way impaired as a result of such conversion; but all rights of creditors and all liens upon any property of either of the Constituent Entities shall be preserved unimpaired, and all debts, liabilities and duties of each of the Constituent Entities shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it.

1.02. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of ACI, as in effect immediately prior to the Effective Time, shall be and continue to be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable law.

1.03. Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of ACI, as in effect immediately prior to the Effective Time, shall be and continue to be the bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms or applicable law.

1.04. Officers of the Surviving Corporation. Until their successors shall be duly elected and qualified, upon the Effective Time, the officers of ACI shall continue to hold their respective positions as officers of the Surviving Corporation.

1.05. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) on February 25, 2018 or (ii) at such other time as the Merging Company and ACI shall agree (the “Closing Date”). The Merging Company and ACI shall cause the Certificate of Merger to be prepared and properly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the Act to be effective on the Closing Date.

1.06. No Appraisal Rights. No appraisal or dissenters’ rights shall be available with respect to the Merger.

ARTICLE II

Miscellaneous

2.01. Termination and Abandonment. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date, by written agreement of the Merging Company and ACI.

2.02. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

2.03. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

2.04. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the Merging Company and ACI at any time prior to the Closing Date with respect to any of the terms contained herein.

2.05. Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

2.06. Counterparts. This Agreement may be executed in counterparts (including by facsimile or portable document file (PDF) signatures), each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

2.07. Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized all as of the date first above written.

ALBERTSONS COMPANIES, INC.

By:	/s/ Robert A. Gordon
Name:	Robert A. Gordon
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to Albertsons Companies LLC Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized all as of the date first above written.

ALBERTSONS COMPANIES, LLC

By:	ALBERTSONS COMPANIES, INC, its sole member

By:	/s/ Robert A. Gordon
Name:	Robert A. Gordon
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to Albertsons Companies LLC Merger Agreement]